PROSPECTUS Dated January 24, 2001 PROSPECTUS SUPPLEMENT Dated January 24, 2001	Pricing Supplement No. 15 to Registration Statement No. 333-47576 March 27, 2001 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

       We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date.  We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

          These Senior Floating Rate Notes are being offered on a global basis.  See "Series C Notes and Series C Units offered on a Global Basis" in the accompanying prospectus supplement.

Principal Amount:	$650,000,000	Issue Price:	100%
Maturity Date:	April 5, 2004	Initial Interest Reset Date:	May 5, 2001
Settlement Date: (Original Issue Date):	April 3, 2001	Interest Reset Dates:	Same as Interest Payment Dates
Interest Accrual Date:	April 3, 2001	Interest Reset Period:	Monthly
Interest Payment Dates:	The fifth day of each month, commencing May 5, 2001	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Reporting Service:	Telerate (page 3750)
Base Rate:	LIBOR	Book Entry Note or Certificated Note:	Book Entry Note
Index Maturity:	1 Month	Senior Note or Subordinated Note:	Senior Note
Spread (Plus or Minus):	Plus 0.375% per annum	Agent:	Morgan Stanley & Co. Incorporated
Index Currency:	U.S. Dollars	Calculation Agent:	The Chase Manhattan Bank
Interest Payment Period:	Monthly	Minimum Denomination:	$1,000
Specified Currency:	U.S. Dollars	CUSIP:	61745ERH6
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Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER

BLAYLOCK & PARTNERS, L.P.
UTENDAHL CAPITAL PARTNERS, L.P.
Plan of Distribution:

        On March 30, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Notes set forth opposite their names below at a purchase price of 99.70%, which we refer to as the purchase price.  The purchase price equals the stated issue price of 100% less a combined management and underwriting commission received by the managers of .30% of the principal amount of the Notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	637,000,000
Blaylock & Partners, L.P.	6,500,000
Utendahl Capital Partners, L.P.	6,500,000
Total	650,000,000